December 7, 2015

Patrick J. Grismer
6732 Elmcroft Circle
Louisville, KY 40241

Pat,

This letter will confirm our mutual understanding regarding the payment and benefits we intend to provide you in connection with your resignation from Yum! Brands, Inc. (the “Company”) scheduled for February 19, 2016 (the “Termination Date”) and in consideration of your agreement to continue in your position as Chief Financial Officer of the Company until the Termination Date. The Company will announce your intention to resign as Chief Financial Officer in a press release and Form 8-K filing on December 7, 2015. You will have the opportunity to review and comment upon the Company’s press release and 8-K filing addressing your resignation. The announcement will identify the anticipated Termination Date. The details of the payment, benefits and conditions are described below.

Payment and Benefits

•
Your current salary and participation in benefit plans will continue through your Termination Date but will end on the date your employment terminates for any reason, even if that date occurs before the Termination Date.

•
On your Termination Date, the Company will accelerate vesting of that certain number of your unvested stock appreciation rights (“SARs”) (the SARs as to which vesting is accelerated is herein referred to as the “Accelerated Vesting SARs”) which have an aggregate value on the Termination Date of five hundred thousand dollars ($500,000) . The value of each Accelerated Vesting SAR shall be equal to the excess of (a) the Fair Market Value (as defined in the Yum! Brands, Inc. Long-Term Incentive Plan (the “LTIP”)) of a share of Stock (as defined in the LTIP) as of the Termination Date over (b) the exercise price of the Accelerated Vesting SAR. The Company shall have the sole discretion to determine which of your outstanding SARs will constitute Accelerated Vesting SARs. This additional consideration referred to herein as the “Accelerated Vesting”.

•
The Company’s management will recommend to the Management Planning and Development (“MP&D”) Committee that you receive no less than an “on target” performance rating and no less than an individual factor of 100 for 2015 for purposes of determining your annual bonus for 2015 under the Yum Leaders’ Bonus program. You will not receive a bonus for 2016.

•	Between the date of this letter and the Termination Date, you will be allowed reasonable flexibility to pursue job search activities, including interviewing.

As we discussed, the Accelerated Vesting is contingent on the following:

◦	You completing the year-end process for filing the Company’s Form 10-K for the 2015 fiscal year and remaining employed through the Termination Date; and

◦
You signing the attached Waiver and Release of All Claims, Covenant Not to Sue and Agreement to Provide Assistance After Termination (“Waiver”) within the time provided in Section 10 of the Waiver, and also signing the Reaffirmation of the Waiver on the Termination Date and your not revoking the Waiver or Reaffirmation of the Waiver.

The Accelerated Vesting above will be in addition to your regular annual bonus and any other benefits you are eligible to receive pursuant to the terms of the applicable bonus and benefits plans. The Accelerated Vesting will not be included for purposes of determining your benefits under the Yum! Brands Leadership Retirement Plan. As we discussed, you may exercise your vested Yum SARs and stock options in accordance with their terms. The Company confirms that there is a 90-day post-employment exercise period available to you for all of your vested SARs and stock options upon your termination of employment (or a longer period should your employment terminate due to death or total disability as determined by the MP&D Committee). Applicable tax withholding on any exercise will be satisfied by the Company withholding of shares upon exercise. Any vested SARs and stock options that are not exercised in accordance with their terms will be forfeited. Exercises and share sale transactions are subject to pre-clearance under our insider trading policy, it being understood that exercises that do not involve sale transactions will be approved.

The rights you currently have to indemnification, advancement of expenses and coverage under currently applicable directors and officers insurance with respect to any suit or proceedings arising out of your having served as or your activities as an officer or employee of the Company or any of its subsidiaries, affiliates, joint ventures or as a trustee or administrator of any employee benefit plan will continue after the Termination Date, and rights to indemnification and advancement of expenses will also apply in connection with assistance you may provide pursuant to the attached Waiver.

This offer is not a contract of employment nor does it create an implied contract of continued employment. Either the Company or you can terminate your employment relationship at any time, with or without cause, with or without notice. If the Company terminates your employment for Cause before the Termination Date, you will not receive the Accelerated Vesting. “Cause” shall mean any of the following: (A) you have engaged in willful conduct involving misappropriation, dishonesty, or serious moral turpitude or other willful conduct which is demonstrably and materially injurious to the Company; or (B) you are convicted of a felony. If the Company terminates your employment for reasons other than Cause before the Termination Date, you will still be eligible to receive the Accelerated Vesting.

Pat, thank you for your many years of service and contributions to Yum. We look forward to working with you and to your continued contribution through this transition.

Sincerely,

Greg Creed
Chief Executive Officer

I accept the agreement described above and accept the terms within.

Signature: _______________________     Date: __________________

WAIVER AND RELEASE OF ALL CLAIMS, COVENANT NOT TO SUE AND AGREEMENT TO PROVIDE ASSISTANCE AFTER TERMINATION (this “WAIVER”)

1.    RELEASE.

In consideration for the agreement of YUM! Brands, Inc. (the “Company”) to provide the Accelerated Vesting following my last day of employment described in the attached Letter Agreement of December 7, 2015 (the “Letter Agreement”), I, Patrick J. Grismer, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge the Company together with the Company’s subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including their respective directors, officers, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver, including but not limited to:

(a)claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act (the “ADEA”) as amended including the Older Workers Benefit Protection Act, as amended,, the Rehabilitation Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, color, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b)claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation (including, but not limited to, the Employee Retirement Income Security Act, as amended, the Sarbanes-Oxley Act of 2002, and the WARN Act); and/or

(c)any claims that the Company is in any way obligated for any reason to pay me damages, expenses, litigation costs (including attorneys’ fees), wages, bonuses, salary continuation, stock options and stock appreciation rights, long or short term incentive pay, vacation pay, separation pay, termination pay, any type of payments or benefits based on my separation from employment, incentive pay, commissions, disability benefits or sick pay, life insurance, or any other employee benefits of any kind, compensatory damages, punitive damages, and/or interest; and/or

(d)any other claim whatsoever including, but not limited to, claims based upon breach of contract, wrongful termination, retaliatory discharge, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

Excluded from this Waiver is any claim or right (i) which cannot be waived as a matter of law; (ii) arising after the date of this Waiver; (iii) to enforce the Company’s obligations in the Letter Agreement, (iv) to vested payments, benefits or other accrued but unpaid entitlements under the terms of any applicable bonus or benefit plans; (v) to or for indemnification, advancement of expenses and/or coverage under any insurance policies with respect to suits, proceedings or investigations arising out of my having served as an officer or employee of the Company or any of its subsidiaries, affiliates, joint venturers or as a trustee or administrator of any employee benefit plan; and/or (vi) to file an administrative charge of discrimination with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission or any other federal, state or local agency responsible for enforcing employment laws.

2.    COVENANT NOT TO SUE.

Except to enforce the Company’s obligations in the Letter Agreement, I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees arising at any time up to and including the date I sign this Waiver. Although I am releasing claims that I may have under the OWBPA and ADEA, I understand that I may challenge the knowing and voluntary nature of this Waiver before a court, the Equal Employment Opportunity Commission (EEOC), or any other federal, state or local agency charged with the enforcement of employment laws.

3.    BREACH OF COVENANT NOT TO SUE.

I further acknowledge and agree that if I breach the provisions of paragraph (2) above, then the provisions of paragraph (9) below shall apply.

4.    EXISTING AGREEMENTS
I acknowledge and agree that I continue to be bound by the confidentiality and arbitration agreements previously entered into between me and the Company.

5.    ASSISTANCE AFTER TERMINATION
In consideration for the Company’s continuing agreement relating to indemnification and advancement of expenses set forth in the Letter Agreement, I agree to provide the Company and any Releasees and their attorneys full and complete cooperation and assistance by providing truthful information in connection with any and all circumstances, facts or events existing or occurring during my employment, such cooperation and assistance to include assisting with the prosecution or defense of claims by or against the Company or any Releasees as they relate to circumstances, facts or events existing or occurring during my employment, including after the Termination Date. Such cooperation and assistance shall be provided at such time and in such manner as the Company, Releasees or their attorneys may reasonably request.
6.    NON DISPARAGEMENT

I agree not to make any defamatory or disparaging statement, writing, or communication pertaining to the character, reputation, business practices or conduct of the Company or the Releasees. For the avoidance of doubt, this includes any such statement, writing or communication made on social media.

7.    WAIVER OF RECOVERY.

To the extent permitted by law, I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

8.    WAIVER AND ACKNOWLEDGEMENT.

I further waive, release and discharge Releasees from any reinstatement rights which I have or could have and I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.

9.    BREACH OF LETTER AGREEMENT OR THIS WAIVER.

I further agree that if I breach provisions of the Letter Agreement or this Waiver, including but not limited to the Covenant not to Sue, in paragraph (2), then (a) the Company shall be entitled to apply for and receive an injunction to restrain such breach, (b) the Company shall not be obligated to carry out the Accelerated Vesting, or, if the Accelerated Vesting has already occurred, I shall be obligated upon demand to repay to the Company the total dollar value of the Stock I received on the date I exercise the Accelerated Vesting SARs less one thousand dollars ($1,000) (the “Accelerated Vesting Return Amount”) and further, to the extent that I have not exercised any Accelerated Vesting SARs, the Company shall have the right to rescind such unexercised Accelerated Vesting SARs, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing the provisions of the Letter Agreement and this Waiver and defending against any lawsuit (including court costs, expenses and reasonable legal fees). I further agree that the foregoing covenants in this paragraph (9) shall not affect the validity of this Waiver and shall not be deemed to be a penalty nor a forfeiture.

10.    ACKNOWLEDGEMENT OF TIME TO CONSIDER AND RIGHT TO CONSULT AN ATTORNEY.

I acknowledge that I have been given twenty-one (21) days to consider this Waiver thoroughly and I was advised in writing by this agreement to consult with my personal attorney, at my own expense, if desired, before signing below.

11.    REVOCATION OF WAIVER.

I understand that I may revoke this Waiver within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven (7) day period to Tracy Skeans at the Company. I further understand that if I revoke this Waiver, either the Company shall not carry out the Accelerated Vesting or, if the Accelerated Vesting has already occurred, I shall be obligated upon demand to repay to the Company the Accelerated Vesting Return Amount, and further, to the extent that I have not exercised any Accelerated Vesting SARs, the Company shall have the right to rescind such unexercised Accelerated Vesting SARs.

12.    ACKNOWLEDGEMENT OF CONSIDERATION.

I also understand that the Accelerated Vesting which I will receive in exchange for signing and not later revoking this Waiver is in addition to anything of value to which I already am entitled.

13.    ACKNOWLEDGEMENT OF WAIVER.

I FURTHER UNDERSTAND THAT THIS WAIVER INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED CLAIMS TO DATE.

14.    SEVERABILITY.

I acknowledge and agree that if any provision of this Waiver is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver shall continue in full force and effect.

15.     GOVERNING LAW/ARBITRATION OF DISPUTES.

This Waiver shall be interpreted and enforced according to the laws of the Commonwealth of Kentucky, without regard to any conflict of laws provisions, except to the extent superseded by applicable federal law. I agree promptly, and in any event within ninety (90) days, to resolve any dispute arising out of this Waiver, through binding confidential arbitration conducted in Louisville, Kentucky, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”); provided, one neutral arbitrator shall be chosen in accordance with AAA rules to arbitrate any such dispute. I irrevocably consent to such jurisdiction for purposes of the arbitration, and judgment may be entered thereon in any state or federal court in the same manner as if I were a resident of the state or federal district in which said judgment is sought to be entered. Each party shall be responsible for its own legal fees, costs and expenses.

16.     ACKNOWLEDGEMENT OF UNDERSTANDING.

I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Waiver, that I voluntarily enter into this Waiver by signing below, and that if I choose to do so in less than twenty-one (21) days, I do so of my own free will and without duress or coercion by the Company.

_____________________
Patrick J. Grismer

_____________________
(Date)

Reaffirmation

By signing this Reaffirmation, I agree that I have read the terms of the Waiver again, that I understand the terms, including my right to revoke the Reaffirmation within seven (7) days after signing, and I freely agree that the terms and conditions of the Waiver are extended up to and including the Termination Date,

______________________
Patrick J. Grismer

______________________
(Date)

Please return to:
Tracy Skeans
YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, KY 40213